SHARE EXCHANGE AGREEMENT

By and Among

GLOBAL NUTECH, INC.,

TEXAS GULF OIL & GAS, INC.

and

EQUITY-HOLDERS OF TGOG

Dated as of January 27, 2012

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Section III.1 The Exchange		11
Section III.2 Closing Events		12
Section III.3 Plan of Exchange		12
Section III.4 Termination		12

ARTICLE IV	SPECIAL COVENANTS	13
Section IV.1 Access to Properties and Records		13
Section IV.2 Delivery of Books and Records		13
Section IV.3 Third Party Consents and Certificates		13
Section IV.4 Indemnification		13
Section IV.5 The Acquisition of Parent Common Stock		14
Section IV.6 Funding of Business Plan		14

ARTICLE V	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT	14
Section V.1 Accuracy of Representations and Performance of Covenants		15
Section V.2 Litigation Certificate		15
Section V.3 Good Standing		15
Section V.4 Approval by Equity-Holders		15
Section V.5 No Governmental Prohibition		15
Section V.6 Consents		16
Section V.7 Other Items		16

ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF TGOG AND THE EQUITY-HOLDERS	16
Section VI.1 Accuracy of Representations and Performance of Covenants		16
Section VI.2 Litigation Certificate		17
Section VI.3 Good Standing		17
Section VI.4 No Governmental Prohibition		17
Section VI.5 Consents		17
Section VI.6 Other Items		17

ARTICLE VII	SECOND CLOSING EVENTS	18

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ARTICLE VIII	MISCELLANEOUS	18
Section VIII.1 Governing Law; Jurisdiction; Venue		18
Section VIII.2 Notices		18
Section VIII.3 Attorney’s Fees		19
Section VIII.4 Confidentiality		19
Section VIII.5 Public Announcements and Filings		19
Section VIII.6 Recitals		20
Section VIII.7 Third Party Beneficiaries		20
Section VIII.8 Expenses		20
Section VIII.9 Survival; Termination		20
Section VIII.10 Counterparts		20
Section VIII.11 Amendment or Waiver		21
Section VIII.12 Best Efforts		21
Section VIII.13 Entire Agreement		21

TGOG SCHEDULES

PARENT SCHEDULES

EXHIBIT A - TGOG EQUITY-HOLDERS

EXHIBIT B – ARTICLES/CERTIFICATE OF EXCHANGE

EXHIBIT C - FORM OF INVESTMENT LETTER

EXHIBIT D – TIMOTHY J. CONNOLLY EMPLOYMENT AGREEMENT

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 27th day of January, 2012, by and among GLOBAL NUTECH, INC., a Nevada corporation (“Parent”), TEXAS GULF OIL & GAS, INC., a Nevada corporation (“TGOG”), and the individuals listed on Exhibit A attached hereto (the “Equity-Holders”, and each individually, an “Equity-Holder”, and collectively with the Parent and TGOG, the “Parties” and each, a “Party”), upon the following premises:

RECITALS:

WHEREAS, TGOG and the Equity-Holders desire to enter into an equity exchange transaction, whereby TGOG shall become a wholly-owned subsidiary of the Parent; and

WHEREAS, the Equity-Holders are the only stockholders of TGOG and own One hundred percent (100%) of the issued and outstanding shares of capital stock of TGOG, which for purposes of this transaction, have been determined by the Parties to have a value of Four Hundred Thousand Dollars (US$400,000.00); and

WHEREAS, the Parent desires to acquire One Hundred percent (100%) of the issued and outstanding shares of capital stock of TGOG in exchange for Four Million (4,000,000) newly-issued shares of the Parent’s common stock, par value $0.00001 per share (“ Parent Common Stock”); such transaction being referred to herein as the “Exchange”; and

WHEREAS, the Parties intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, upon the consummation of the Exchange, the Parent desires to fund Four Hundred Thousand Dollars (US$400,000.00) to TGOG, as a capital contribution, for the furtherance of such acquired subsidiary’s business plan (as such plan is described in Section IV.6 herein); and

WHEREAS, the Parties desire to effect the acquisition by TGOG of certain assets held by Timothy J. Connolly (as such assets are described in Section VII(b) herein).

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TGOG

As an inducement to, and to obtain the reliance of the Parent, except as set forth in those schedules prepared by TGOG which are attached and made a part hereto (the “TGOG Schedules”), TGOG hereby represents and warrants as of January 27, 2012 (the “First Closing Date”) as follows:

Organization

. TGOG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth in Item I.1 of the TGOG Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of TGOG in effect on the date hereof (together, the “TGOG Charter”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the TGOG Charter. TGOG has taken all actions required by law, from its TGOG Charter, or otherwise to authorize the execution and delivery of this Agreement. TGOG has full power, authority, and legal right and has taken all action required by law, the TGOG Charter, and otherwise to consummate the transactions herein contemplated.

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Capitalization

. The capitalization of TGOG consists of 600,000 authorized shares of common stock, $0.001 par value per share (“TGOG Common Stock”). There are 100,000 shares of TGOG Common Stock issued and outstanding (the “TGOG Shares”). The Equity-Holders collectively own one hundred percent (100%) of the TGOG Shares.

Subsidiaries and Oil Properties

. TGOG does not own any subsidiaries. Among the assets of TGOG are certain interests in oil and gas leases (the “TGOG Leases”), which are further identified in Item I.3. of the TGOG Schedules.

Options or Warrants

. There are no existing options, warrants, calls, or commitments of any character relating to the TGOG Shares.

Absence of Certain Changes or Events

Since January 1, 2012:

there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of TGOG, including, but limited to, retaining any new employees or hiring any contract personnel with the written consent of the Parent or expending any cash on capital purchases, bonuses or other expenses out of the ordinary course of business without prior written consent of the Parent;

TGOG has not (i) amended its Articles of Incorporation or By-laws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to equity-holders or purchased or redeemed, or agreed to purchase or redeem, any of the TGOG Shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees;

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TGOG has not (i) granted or agreed to grant any options, warrants or other rights for its membership interests, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any membership interests, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement; and

There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of TGOG after reasonable investigation, threatened by or against TGOG or affecting TGOG or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, except as set forth on Item I.5(d) of the TGOG Schedules. TGOG does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Contracts

All contracts, agreements, franchises, license agreements, and other commitments to which TGOG is a party or by which its properties are bound and which are material to the operations of TGOG taken as a whole are valid and enforceable by TGOG in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

No Conflict With Other Instruments

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which TGOG is a party or to which any of its assets, properties or operations are subject.

Compliance With Laws and Regulations

To the best of its knowledge, TGOG has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of TGOG or except to the extent that noncompliance would not result in the occurrence of any material liability for TGOG.

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Approval of Agreement

The board of directors of TGOG and the Equity-Holders have unanimously authorized the execution and delivery of this Agreement by TGOG and have approved this Agreement and the transactions contemplated hereby.

Valid Obligation

This Agreement and all agreements and other documents executed by TGOG in connection herewith constitute the valid and binding obligation of TGOG, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Information

. The information concerning TGOG set forth in this Agreement and in the TGOG Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Financial Statements

. If required, TGOG’s financial statements shall be prepared in a timely and proper manner in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission (the “Commission”) with respect to their required inclusion in the securities regulatory filings of the Parent subsequent to the Exchange.

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE PARENT

As an inducement to, and to obtain the reliance of TGOG and the Equity-Holders, except as set forth in those schedules prepared by the Parent which are attached and made a part hereto (the “Parent Schedules”), the Parent represents and warrants, as of the First Closing Date, as follows:

Section II.1        Organization

. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth in Item II.1 of the Parent Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of the Parent as in effect on the First Closing Date (together, the “Parent Charter”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Parent Charter. The Parent has taken all action required by law, the Parent Charter or otherwise to authorize the execution and delivery of this Agreement, and the Parent has full power, authority, and legal right and has taken all action required by law, the Parent Charter or otherwise to consummate the transactions herein contemplated.

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Section II.2        Capitalization

. The Parent’s authorized capitalization consists of (a) Five Hundred Million (500,000,000) shares of Parent Common Stock, of which Fifty-nine Million Six Hundred Eighty-five Thousand Three Hundred Sixty (59,685,360) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange and (b) One Hundred Million (100,000,000) shares of preferred stock (“Parent Preferred Stock”), of which Two Million Nine Hundred Thousand (2,900,000) shares of Series A Preferred Stock and Ten Million (10,000,000) shares of Series B Preferred Stock were issued or outstanding immediately preceding the consummation of the Exchange. All issued and outstanding shares of Parent Common Stock Parent Preferred Stock are duly authorized, legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person, and except as disclosed in this Agreement or in connection with the transactions contemplated by this Agreement, there is not and as of the First Closing Date there will not be outstanding any warrants, options or other agreements on the part of Parent obligating such entity to issue any additional shares of Parent Common Stock, or any ownership interest or any of its securities of any kind. The Parent Common Stock is traded on the OTC Bulletin Board under the symbol “BOCL” and has not received any notice of delinquency, delisting or other issues.

Section II.3        Subsidiaries and Predecessor Corporations

. The Parent was formally known as Bio-Clean, Inc. and Nature of Beauty, Ltd., and its subsidiaries are E-Clean Acquisitions Corporation, NuTec Energy Corporation and International Plant Services, L.L.C.

Section II.4        Options or Warrants

. There are no existing options, warrants, calls, or other commitments of any character relating to the authorized and unissued shares of the Parent Common Stock, except as in connection with the transactions contemplated in connection with the Exchange.

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Section II.5        Absence of Certain Changes or Events

. Since January 1, 2012:

(a)      Except as described in Item II.5(a) of the Parent Schedules, the Parent has not (i) amended the Parent Charter except as pursuant to the transactions in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to the Equity-Holders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(b)      The Parent has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement, or as set forth in Item II.5(b) of the Parent Schedules.

Section II.6        Litigation and Proceedings

. Except as set forth in Item II.6 of the Parent Schedules, there are no actions, suits, proceedings or investigations pending or threatened by or against the Parent, or its subsidiaries, or affecting the Parent or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Parent has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section II.7        No Conflict With Other Instruments

. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Parent is a party or to which any of its assets, properties or operations are subject.

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Section II.8        Compliance With Laws and Regulations

. The Parent has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section II.9        Approval of Agreement

. The board of directors of the Parent have authorized the execution and delivery of this Agreement by the Parent and has approved this Agreement and the transactions contemplated hereby.

Section II.10        Valid Obligation

. This Agreement and all agreements and other documents executed by the Parent in connection herewith constitute the valid and binding obligation of the Parent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section II.11        Information

. The information concerning the Parent set forth in this Agreement and the Parent Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III

PLAN OF EXCHANGE

Section III.1        The Exchange

. On the terms and subject to the conditions set forth in this Agreement, on the First Closing Date, the Equity-Holders, by executing this Agreement, shall assign, transfer and deliver to the Parent, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the TGOG Shares, constituting all of the TGOG Common Stock, including all of the voting power of TGOG. In exchange for the transfer of the TGOG Shares by the Equity-Holders, the Parent shall issue certificates evidencing an aggregate amount of Four Million (4,000,000) shares of the Parent Common Stock to the Equity-Holders, to each such holder in proportion to each Equity-Holder’s percentage holdings of the TGOG Shares. Upon consummation of the transaction contemplated herein, all of the TGOG Shares shall be held by the Parent.

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Section III.2        Closing Events

. On the First Closing Date, the Parent, TGOG and the Equity-Holders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the First Closing Date, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

. It is expressly understood by the Parties, and specifically agreed to that, within five (5) days of the First Closing Date, the Four Million (4,000,000) shares of newly-issued Parent Common Stock shall be issued and delivered to all of the Equity-Holders in such denominations as represent the respective percentage interest in the TGOG Shares, except for those shares of Parent Common Stock owed thereby to Corporate Strategies LLC. The issuance of shares of Parent Common Stock to Corporate Strategies LLC, representing its percentage interest in the TGOG Shares (45%), shall occur on the Second Closing Date, as further described in Article VII, below.

Section III.3        Plan of Exchange

. The Parties to this Agreement agree that this Agreement shall constitute a plan of exchange, and, on the First Closing Date, shall cause the execution of Articles of Exchange in substantially the form attached hereto as Exhibit B (the “Articles of Exchange”). The Articles of Exchange shall be filed with the Secretary of State of Nevada on the First Closing Date in accordance with such state's business laws.

Section III.4        Termination

. This Agreement may be terminated by either of TGOG or the Parent if the other Party has failed to meet the conditions precedent set forth in Articles V and VI herein. If this Agreement is terminated pursuant to this Section III.4, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

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ARTICLE IV

SPECIAL COVENANTS

Section IV.1        Access to Properties and Records

. The Parent and TGOG will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Parent or TGOG, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Parent or TGOG, as the case may be, as the other shall from time to time reasonably request.

Section IV.2        Delivery of Books and Records

. On or prior to the First Closing Date, TGOG shall deliver to the Parent copies of the partnership minute books, books of account, contracts, records, and all other books or documents of TGOG now in the possession of TGOG or its representatives as requested the Parent.

Section IV.3        Third Party Consents and Certificates

. The Parent and TGOG hereby agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section IV.4        Indemnification

(a)        TGOG and Timothy J. Connolly hereby agree to indemnify the Parent and each of the officers, agents and directors of the Parent as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for one (1) year following the First Closing Date.

(b)        The Parent hereby agrees to indemnify TGOG and each of the officers, agents, and directors of TGOG and the Equity-Holders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for one (1) year following the First Closing Date.

(c)        In no event shall the aggregate amount of any and all such indemnifications, as provided for in Section IV.4(a) and Section IV.4(b), exceed the sum of $400.000.00.

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Section IV.5        The Acquisition of Parent Common Stock

. The Parent and TGOG acknowledge and agree that the consummation of this Agreement including the issuance of shares of Parent Common Stock in exchange for the TGOG Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933 and applicable state statutes. The Parent and TGOG agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)        In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each of the Equity-Holders shall execute and deliver to the Parent the Investment Representation Letter in substantially the form of Exhibit C attached hereto.

(b)        In connection with the transactions contemplated by this Agreement, the Parent and TGOG shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the States where the Equity-Holders are domiciled or are otherwise required to file such notices, applications, reports or other instruments unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such Parties to be appropriate.

(c)        In order to more fully document reliance on the exemptions as provided herein, TGOG, the Equity-Holders and the Parent shall execute and deliver to the other, at or prior to the First Closing Date, such further letters of representation, acknowledgment, suitability, or the like as TGOG, the Equity-Holders or the Parent and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d)        The Equity-Holders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various Parties.

Section IV.6        Funding of Business Plan.

. Subsequent to the Exchange, on the First Closing Date, the Parent shall immediately deliver Four Hundred Thousand Dollars (US$400,000.00) to TGOG, as a capital contribution, for the furtherance of, and continued execution of that certain business plan of TGOG (the “Business Plan”, as such Business Plan as is set forth and attached hereto as Exhibit F).

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT

The obligations of the Parent under this Agreement are subject to the satisfaction, on or before the First Closing Date, of the following conditions:

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Section V.1        Accuracy of Representations and Performance of Covenants

. The representations and warranties made by TGOG and the Equity-Holders in this Agreement were true when made and shall be true at the First Closing Date with the same force and effect as if such representations and warranties were made at and as of the First Closing Date (except for changes therein permitted by this Agreement). TGOG shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by TGOG prior to or on the First Closing Date. The Parent shall be furnished with a certificate, signed by a duly authorized executive officer of TGOG and dated the First Closing Date, to the foregoing effect.

Section V.2        Litigation Certificate

. The Parent shall have been furnished with certificates dated the First Closing Date and signed by a duly authorized officer of TGOG to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of TGOG threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the TGOG Schedules, by or against TGOG, which might result in any material adverse change in any of the assets, properties, business, or operations of TGOG.

Section V.3        Good Standing

. The Parent shall have received a certificate of good standing dated within ten (10) business days prior to the First Closing Date certifying that TGOG is in good standing as a Nevada corporation and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section V.4        Approval by Equity-Holders

. The Exchange shall have been approved, and appropriate transfer documents effecting the transfer of the TGOG Shares delivered in accordance with Section III.1, by the holders of not less than one hundred percent (100%) of the issued and outstanding shares of TGOG Common Stock, including all voting power, of TGOG.

Section V.5        No Governmental Prohibition

. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

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Section V.6        Consents

. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of TGOG after the First Closing Date on the basis as presently operated shall have been obtained.

Section V.7        Other Items

(a)        The Parent shall have received a list containing the names, addresses, and number and percentage of TGOG Shares held by each holder of TGOG Shares as of the First Closing Date, certified by an executive officer of TGOG as being true, complete and accurate; and

(b)        The Parent shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Parent may reasonably request.

(c)        The Parent shall have received evidence of ownership of all of the assets of TGOG, including, but not limited to, the interest of TGOG in the oil and gas leases described in Item I.3 – TGOG Leases; provided that evidence of ownership of the interest in the Herman Harris, Rodenberg #5, Rodenberg #6, Lay #3 and Lay #4 oil and gas lease, as further described in Nos.1 through 5, inclusive, of Item I.3 – TGOG Leases, shall be provided in accordance with Article VII hereof.

(d)        The Parent shall have entered into an Employment Agreement with Timothy J. Connolly who shall serve as Chief Executive Officer of the Parent, (the “Connolly Employment Agreement”, which shall be substantially in the form attached hereto as Exhibit D).

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF TGOG AND THE

EQUITY-HOLDERS

The obligations of TGOG and the Equity-Holders under this Agreement are subject to the satisfaction, at or before the First Closing Date, of the following conditions:

Section VI.1        Accuracy of Representations and Performance of Covenants

. The representations and warranties made by the Parent in this Agreement were true when made and shall be true as of the First Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the First Closing Date. The Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Parent. Prior to or on the First Closing Date, the Parent shall furnish to TGOG a certificate signed by a duly authorized officer of the Parent and dated the First Closing Date, to the foregoing effect.

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Section VI.2        Litigation Certificate

. TGOG shall have been furnished with certificates dated the First Closing Date and signed by duly authorized executive officers of the Parent, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Parent threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Parent Schedules, by or against the Parent, which might result in any material adverse change in any of the assets, properties or operations of the Parent.

Section VI.3        Good Standing

. TGOG shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten (10) business days prior to the First Closing Date certifying that the Parent is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section VI.4        No Governmental Prohibition

. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section VI.5        Consents

. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Parent after the First Closing Date on the basis as presently operated shall have been obtained.

Section VI.6        Other Items

. Parent shall remain trading and in good standing on the OTC Bulletin Board under the symbol BOCL. TGOG shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as TGOG may reasonably request.

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ARTICLE VII

SECOND CLOSING EVENTS

On _____________________, 2012 (the “Second Closing Date”), the Parties shall hold a second closing under this Agreement (the “Second Closing”). At the Second Closing:TGOG shall provide evidence of TGOG’s ownership interest in the Herman Harris A oil and gas lease for 5 wells which is described in No.6 of Item I.3 – TGOG Leases. In connection with the delivery of such evidence to the Parent by TGOG, the Parent shall issue and deliver to Corporate Strategies LLC Two Million (2,000,000) shares of Parent Common Stock representing Corporate Strategies LLC’s percentage interest in the TGOG Shares. Should Corporate Strategies LLC fail to deliver such lease within 180 days of closing, and TGOG be unable to provide evidence of its ownership of such lease, Corporate Strategies LLC shall forfeit Eight Hundred Thousand (800,000) shares of Parent Common Stock owed to it under Section III.1 herein, and shall only receive a total of One Million (1,000,000) shares of Parent Common Stock in consideration for its delivery of its TGOG Shares to the Parent. Also,

ARTICLE VIII

MISCELLANEOUS

Section VIII.1        Governing Law; Jurisdiction; Venue

. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Texas. Venue for all matters shall be in Harris County, Texas, without giving effect to principles of conflicts of law thereunder. Each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in Houston, Texas. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section VIII.2        Notices

. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Parent, to:	Global NuTech, Inc.
1602 Old Underwood Road
La Porte, TX 77571
	Attention:	David Mathews
	Telephone:	281.867.8400

If to TGOG, to:	Texas Gulf Oil & Gas, Inc.
123 No. Post Oak Lane,
Suite 440
Houston, TX 77024

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	Attention:	Timothy J. Connolly
	Telephone:	713.621.2737

If to the Equity	c/o Texas Gulf Oil & Gas , Inc,.
Holders, to:	123 No. Post Oak Lane,
	Suite 440
	Houston, TX 77024
	Telephone:	713.621.2737

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section VIII.3        Attorney’s Fees

In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section VIII.4        Confidentiality

Each Party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other Parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section VIII.5        Public Announcements and Filings

Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

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Section VIII.6        Recitals

The Recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section VIII.7        Third Party Beneficiaries

This Agreement is strictly between the Parent, the Equity-Holders and TGOG, and, except as specifically provided herein, including, without limitation, those persons indemnified pursuant to Section IV.4 herein, no director, officer, equity-holders (other than the Equity-Holders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section VIII.8        Expenses

Subject to Section VIII.3 above, whether or not the Exchange is consummated, each of the Parent, the Equity-Holders and TGOG will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section VIII.9        Survival; Termination

The representations, warranties, and covenants of the respective Parties shall survive the First Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section VIII.10        Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

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Section VIII.11        Amendment or Waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section VIII.12        Best Efforts

Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section VIII.13        Entire Agreement

This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

**signature pages to follow **

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IN WITNESS WHEREOF, the corporate Parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

GLOBAL NUTECH, INC.

By:	/s/ David Matthews
Name:	David Mathews
Title:	Chief Executive Officer

TEXAS GULF OIL & GAS, INC.

By:	/s/ Timothy J. Connolly
Name:	Timothy J. Connolly
Title:	Chief Executive Officer

The undersigned Equity-Holders of TGOG hereby agree to participate in the Exchange on the terms set forth above. Subject to Section VIII.9 above, the undersigned hereby represent and affirm that they have read each of the representations and warranties of TGOG set out in Article I hereof and that, to the best of their knowledge, all of such representations and warranties are true and correct.

EQUITY-HOLDERS

Corporate Strategies, LLC

By:	/s/ Timothy J. Connolly
Name:	Timothy J. Connolly
Title:	Managing Member

The undersigned agrees to the terms of this Agreement, particularly those under Section IV.4 and Section VII(b).

By:	/s/ Timothy J. Connolly
Name: Timothy J. Connolly